News

DENBURY ANNOUNCES EXTENSION OF EARLY PARTICIPATION
TIME TO JANUARY 5, 2018 IN ITS PREVIOUSLY ANNOUNCED
NOTES EXCHANGE OFFERS

PLANO, TX – December 21, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or “the Company”) today announced it has extended the Early Participation Time of its previously announced private offers (the “Exchange Offers”) to eligible holders of its outstanding 6⅜% Senior Subordinated Notes due 2021, 5½% Senior Subordinated Notes due 2022, and 4⅝% Senior Subordinated Notes due 2023 (collectively, the “Old Notes”) to exchange their Old Notes for up to approximately $182 million of new 9¼% Senior Secured Second Lien Notes due March 31, 2022 and up to approximately $147 million of new 5% Convertible Senior Notes due December 15, 2023 (collectively, the “New Notes”). The Exchange Offers are being made upon the terms and subject to the conditions set forth in a confidential offering memorandum and related letter of transmittal, each dated December 7, 2017.

The “Early Participation Time” has been extended to 11:59 p.m., New York City time, on January 5, 2018, which is also when the Exchange Offers will expire. The settlement date for the Exchange Offers is currently expected to occur on January 9, 2018. Eligible holders whose Old Notes are validly tendered prior to the Early Participation Time, as extended, will receive the “Total Exchange Consideration” described in the offering memorandum for their Old Notes which are accepted for exchange. The withdrawal deadline has not been extended. Accordingly, tendered Old Notes may no longer be withdrawn. All other applicable terms and conditions of the Exchange Offers remain in effect.

Subject to the terms and conditions of the Exchange Offers, and subject to any required proration, upon closing of the Exchange Offers, the Company will accept all tenders of Old Notes made prior to 5:00 p.m., New York City time, on December 20, 2017.

The New Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and the New Notes will be issued pursuant to an exemption therefrom, and may not be offered or sold within the United States, or to or for the account or benefit of any U.S. Person, absent registration or an applicable exemption from registration requirements.

The Exchange Offers are extended only to “Eligible Holders” of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S as defined under applicable securities laws. The complete terms and conditions of the Exchange Offers, as well as the terms of the New Notes, are described in the offering memorandum and letter of transmittal for the Exchange Offers.

In order to receive a copy of the offering memorandum for the Exchange Offers, eligible holders must complete and submit an eligibility form. The eligibility form may be obtained by visiting https://web1.debtdomain.com/public/denbury/ or by contacting Ipreo LLC, the exchange agent and information agent in connection with the Exchange Offers, by calling (888) 593-9546 (toll free) or (212) 849-3880 (banks and brokers) or by emailing exchangeoffer@ipreo.com.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information. There is no assurance that these assumptions will prove to be correct. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383

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